Exhibit (n)(3)

Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement on Form N-2 (File No. 333- ) of Prospect Capital Corporation of our report dated August 21, 2020, relating to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2022.

/s/ RSM US LLP

Raleigh, North Carolina
February 10, 2023